Ex. (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Cash Accumulation Trust:

We consent to the incorporation by reference, in this registration statement (No. 002-91889) on Form N-1A, of our reports dated November 27, 2006 on the statements of assets and liabilities of the National Money Market Fund and the Liquid Assets Fund (each a series of the Cash Accumulation Trust, hereafter referred to as the “Funds”), including the portfolios of investments, as of September 30, 2006, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended. The financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights” in the Prospectuses and “Other Service Providers” and "Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

New York, New York

November 27, 2006